Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276173

Prospectus Supplement

(to prospectus dated August 12, 2025)

AERIES TECHNOLOGY, INC.

10,566,347 Class A Ordinary Shares Issuable Upon Exercise of Exchange Rights

21,027,801 Class A Ordinary Shares Issuable Upon Exercise of Warrants

53,805,874 Class A Ordinary Shares

9,527,810 Warrants to Purchase Class A Ordinary Shares

Offered by the Selling Securityholders

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated August 12, 2024 (the “Prospectus”) related to: (A) (i) up to 10,566,347 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), of Aeries Technology, Inc., a Cayman Islands exempted company (the “Company”), upon exchange of shares of Aark Singapore Pte. Ltd. or Aeries Technology Group Business Accelerators Private Limited, pursuant to the exchange agreements dated November 6, 2023, and (ii) up to 21,027,801 Class A ordinary shares issuable upon the exercise of the (a) 11,499,991 redeemable warrants to purchase Class A ordinary shares that were issued by Worldwide Webb Acquisition Corp. as part of the units in its initial public offering (“IPO”), and (b) 9,527,810 redeemable warrants (the “Private Placement Warrants”) to purchase Class A ordinary shares originally issued to Worldwide Webb Acquisition Sponsor, LLC in a private placement that closed simultaneously with the consummation of the IPO; and (B) the resale from time to time by the Selling Securityholders (as defined in the Prospectus) of (i) an aggregate of up to 53,805,874 Class A ordinary shares, and (ii) up to 9,527,810 Private Placement Warrants, with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2025 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A ordinary shares and warrants are traded on the Nasdaq Capital Market under the symbols “AERT” and “AERTW,” respectively. On August 12, 2025, the closing price of our Class A ordinary shares was $0.70 per share and the closing price of our warrants was $0.0260 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 17 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(MARK ONE)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2025

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission file number: 001-40920

Aeries Technology, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	98-1587626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Paya Lebar Road, #08-13 Paya Lebar Square Singapore	409051
(Address of principal executive offices)	(Zip Code)

(919) 228-6404

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	AERT	The Nasdaq Stock Market
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	AERTW	The Nasdaq Stock Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐   No ☒

As of August 13, 2025, there were 47,152,626 Class A ordinary shares, $0.0001 par value and 1 Class V ordinary share, $0.0001 par value, issued and outstanding.

AERIES TECHNOLOGY, INC.

FORM 10-Q

For the quarterly period ended June 30, 2025

TABLE OF CONTENTS

		Page
PART 1 – INTERIM FINANCIAL INFORMATION

Item 1.	Condensed Consolidated Financial Statements	1

	Condensed Consolidated Balance Sheets as of June 30, 2025 (Unaudited) and March 31, 2025	1

	Condensed Consolidated Statements of Operations for the three months ended June 30, 2025 and 2024 (Unaudited)	2

	Condensed Consolidated Statements of Comprehensive Income / (Loss) for the three months ended June 30, 2025 and 2024 (Unaudited)	3

	Condensed Consolidated Statements of Changes in Redeemable Noncontrolling Interest and Shareholders’ Equity / (Deficit) for the three months ended June 30, 2025 and 2024 (Unaudited)	4

	Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 2025 and 2024 (Unaudited)	5

	Notes to Condensed Consolidated Financial Statements (Unaudited)	6

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	25

Item 3.	Quantitative and Qualitative Disclosures about Market Risk	34

Item 4.	Controls and Procedures	34

PART II – OTHER INFORMATION

Item 1.	Legal Proceedings	36

Item 1A.	Risk Factors	36

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	37

Item 3.	Defaults Upon Senior Securities	37

Item 4.	Mine Safety Disclosures	37

Item 5.	Other Information	37

Item 6.	Exhibits	38

SIGNATURES		39

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this report may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such statements are based on expectations as to the future and are not statements of historical fact.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	our ability to continue as a going concern;

●	our market opportunity;

●	our ability to maintain the listing of the Class A ordinary shares and the warrants on the Nasdaq Stock Market, and the potential liquidity and trading of such securities;

●	our business development efforts to maximize our potential value and to retain and expand our client base;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our financial performance;

●	the sufficiency of our existing cash and cash equivalents to fund our operating expenses and capital expenditure requirements;

●	our success in retaining or recruiting officers, key employees or directors, or any necessary changes to these positions;

●	changes in applicable laws or regulations in the United States and foreign jurisdictions in which we conduct business;

●	our ability to develop and maintain effective internal controls;

●	risks related to cybersecurity and data privacy;

●	risks related to the use of artificial intelligence, machine learning, and other emerging technologies, including their integration into our operations and potential regulatory, ethical, and reputational impacts;

●	risks related to current or future litigation, regulatory inquiries, or governmental investigations;

●	general economic and political conditions, such as the effects of the Russia-Ukraine and the Israel-Hamas conflicts, pandemics such as the COVID-19 outbreak, recessions, interest rates, inflation, local and national elections, fuel prices, international currency fluctuations, changes in diplomatic and trade relationships, political instability, acts of war or terrorism and natural disasters; and

●	other factors discussed in this report and our other filings with the Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may be amplified in the future and there may be additional risks that we currently consider immaterial, or which are unknown. It is not possible to predict or identify all such risks. We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by applicable law. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

ii

PART 1 – INTERIM FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2025 and March 31, 2025

(in thousands of United States dollars, except share and per share amounts)

	JUNE 30, 2025	MARCH 31, 2025
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,137	$2,764
Accounts receivable, net of allowance of $3,596 and $3,574 as of June 30, 2025, and March 31, 2025, respectively	9,547	10,982
Prepaid expenses and other current assets, net of allowance of $1 and $0, as of June 30, 2025, and March 31, 2025, respectively	8,405	7,581
Total current assets	$20,089	$21,327
Property and equipment, net	1,666	1,570
Operating right-of-use assets	8,955	9,602
Deferred tax assets	4,060	4,064
Long-term investments, net of allowance of $77 and $76, as of June 30, 2025, and March 31, 2025, respectively	1,889	1,830
Other assets	2,166	1,440
Total assets	$38,825	$39,833

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY / (DEFICIT)
Current liabilities:
Accounts payable	$7,657	$8,154
Accrued compensation and related benefits, current	1,896	2,432
Operating lease liabilities, current	3,048	2,543
Short-term borrowings	5,398	6,504
Forward purchase agreement put option liability	3,780	5,034
Other current liabilities	8,931	7,753
Total current liabilities	$30,710	$32,420
Long term debt	1,090	1,096
Operating lease liabilities, noncurrent	6,356	7,483
Derivative warrant liabilities	606	629
Deferred tax liabilities	170	139
Other liabilities	4,321	4,170
Total liabilities	$43,253	$45,937

Commitments and contingencies (Note 10)

Redeemable noncontrolling interest	60	(42)

Shareholders’ equity / (deficit)
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 47,152,626 shares issued and outstanding as of June 30, 2025, and 47,152,626 shares issued and outstanding as of March 31, 2025	5	5
Class V ordinary shares, $0.0001 par value; 1 share authorized; 1 share issued and outstanding as of June 30, 2025, and 1 share issued and outstanding as of March 31, 2025	-	-
Net shareholders’ investment and additional paid-in capital	27,203	27,203
Less: Common Stock held in treasury at cost; 1,285,392 shares as on June 30, 2025, and 1,285,392 shares as on March 31, 2025	(724)	(724)
Accumulated other comprehensive loss	(908)	(908)
Accumulated deficit	(29,868)	(31,380)
Total Aeries Technology, Inc. shareholders’ equity / (deficit)	$(4,292)	$(5,804)
Noncontrolling interest	(196)	(258)
Total shareholders’ equity / (deficit)	(4,488)	(6,062)
Total liabilities, redeemable noncontrolling interest and shareholders’ equity / (deficit)	$38,825	$39,833

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended June 30, 2025 and 2024

(in thousands of United States dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024
Revenue, net	$15,330	$16,667
Cost of revenue	11,552	12,657
Gross profit	3,778	4,010
Operating expenses
Selling, general & administrative expenses	2,958	20,430
Total operating expenses	2,958	20,430
Income / (loss) from operations	820	(16,420)
Other income / (expense)
Change in fair value of forward purchase agreement put option liability	1,255	(696)
Change in fair value of derivative warrant liabilities	23	757
Interest income	72	79
Interest expense	(170)	(147)
Other income / (expense), net	7	19
Total other income / (expense), net	1,187	12
Income / (loss) before income taxes	2,007	(16,408)
Income tax (expense) / benefit	(331)	1,091
Net income / (loss)	$1,676	$(15,317)
Less: Net income / (loss) attributable to noncontrolling interests	62	(506)
Net income / (loss) attributable to redeemable noncontrolling interests	102	10
Net income / (loss) attributable to shareholders of Aeries Technology Inc.	$1,512	$(14,821)

Weighted average shares outstanding of Class A ordinary shares, basic and diluted	47,152,626	37,852,036

Basic and diluted net income / (loss) per Class A ordinary share	$0.03	$(0.39)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)

For the three months ended June 30, 2025 and 2024

(in thousands of United States dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024
Net income / (loss)	$1,676	$(15,317)
Other comprehensive income / (loss), net of tax
Foreign currency translation adjustments	55	(62)
Unrecognized actuarial gain / (loss) on employee benefit plan obligations	(53)	(21)
Total other comprehensive income / (loss), net of tax	2	(83)
Comprehensive income / (loss), net of tax	$1,678	$(15,400)
Less: Comprehensive income / (loss) attributable to noncontrolling interests	62	(513)
Less: Comprehensive income / (loss) attributable to redeemable noncontrolling interests	102	1
Total comprehensive income / (loss) attributable to shareholders of Aeries Technology, Inc.	$1,514	$(14,888)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE

NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY (DEFICIT)

For the three months ended June 30, 2025 and 2024

(in thousands of United States dollars except share and per share amounts)

(Unaudited)

	Redeemable noncontrolling	Ordinary Shares Class A		Ordinary Shares Class V		Ordinary Shares Treasury Shares		Net shareholders’ investment and additional paid-in	(Accumulated deficit) retained	Accumulated other comprehensive	Total Aeries Technology, Inc. shareholders’ equity	Noncontrolling	Total shareholders’ equity
	interest	Shares	Amount	Shares	Amount	Shares	Amount	capital	Earnings	loss	(deficit)	interest	(deficit)
Balance as at April 1, 2025	$(42)	47,152,626	$5	1	$0	1,285,392	$(724)	$27,203	$(31,380)	$(908)	$(5,804)	$(258)	$(6,062)
Net income / (loss) for the period	102	-	-	-	-	-	-	-	1,512	-	1,512	62	1,574
Other comprehensive loss for the period	0	-	-	-	-	-	-	-	-	-	-	-	-
Balance as at June 30, 2025	$60	47,152,626	$5	1	$0	1,285,392	$(724)	$27,203	$(29,868)	$(908)	$(4,292)	$(196)	$(4,488)

	Redeemable	Ordinary Shares Class A/		Ordinary Shares		Net stockholders’ investment and Additional		Accumulated other	Total Aeries Technology, Inc.		Total
	noncontrolling	Common stock		Class V		paid-in	Accumulated	comprehensive	stockholders’	Noncontrolling	stockholders’
	interest	Shares	Amount	Shares	Amount	Capital	deficit	loss	equity	Interest	equity
Balance as of April 1, 2024	$734	15,619,004	$2	1	$0	$0	$(11,668)	$(574)	$(12,240)	$10,326	$(1,914)
Net loss for the period prior to share exchange	0	-	-	-	-	-	(430)	-	(430)	(244)	(674)
Other comprehensive loss for the period prior to share exchange	0	-	-	-	-	-	-	(1)	(1)	(2)	(3)
Issuance of Class A ordinary shares with respect to share exchange agreement	-	21,337,000	2	-	-	9,396	-	-	9,398	(9,396)	2
Issuance of Class A ordinary shares in connection with private placement	-	1,940,958	0	-	-	4,675	-	-	4,675	-	4,675
Settlement of accounts payable through issuance of Class A ordinary shares	-	54,074	0	-	-	78	-	-	78	-	78
Stock based compensation	-	5,151,005	0	-	-	12,746	-	-	12,746	-	12,746
Net income / (loss) for the period post share exchange	10	-	-	-	-	-	(14,391)	-	(14,391)	(262)	(14,653)
Other comprehensive loss for the period post share exchange	(9)	-	-	-	-	-	-	(66)	(66)	(5)	(71)
Balance as at June 30, 2024	$735	44,102,041	$4	1	$0	$26,895	$(26,489)	$(641)	$(231)	$417	$186

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended June 30, 2025, and 2024

(in thousands of United States dollars except share and per share amounts)

(Unaudited)

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024
Cash flows from operating activities
Net income / (loss)	$1,676	$(15,317)
Adjustments to reconcile net income / (loss) to net cash (used in) / provided by operating activities:
Depreciation and amortization expense	205	374
Stock-based compensation expense	-	12,746
Deferred tax expense / (benefit)	56	(1,241)
Accrued income from long-term investments	(59)	(52)
Provision for expected credit loss	22	1,024
Sundry balances written back	(1)	(0)
(Profit) / loss on sale of property and equipment	(19)	(1)
Change in fair value of forward purchase agreement put option liability	(1,255)	(757)
Change in fair value of derivative warrant liabilities	(23)	696
Loss on issuance of shares against accounts payable	-	78
Unrealized exchange gain	(38)	(18)
Changes in operating assets and liabilities:
Accounts receivable	1,660	104
Prepaid expenses and other current assets	316	(231)
Operating right-of-use assets	685	326
Other assets	(786)	(217)
Accounts payable	(554)	105
Accrued compensation and related benefits, current	(571)	(940)
Other current liabilities	613	1,617
Operating lease liabilities	(661)	(321)
Other liabilities	103	305
Net cash provided by / (used in) operating activities	1,369	(1,720)

Cash flows from investing activities
Acquisition of property and equipment	(259)	(370)
Sale of property and equipment	-	2
Issuance of loans to affiliates	-	(276)
Fixed Deposits placed with banks	(609)	-
Payments received for loans to affiliates	-	36
Net cash used in investing activities	(868)	(608)

Cash flows from financing activities
Net repayment of short-term borrowings	(1,110)	(166)
Payment of insurance financing liability	-	(220)
Proceeds from long-term debt	-	240
Repayment of long-term debt	(6)	(4)
Payment of finance lease obligations	(32)	(123)
Payment of deferred transaction costs	-	(20)
Proceeds from issuance of Class A ordinary shares, net of issuance cost	-	4,678
Net cash (used in) / provided by financing activities	(1,148)	4,385
Effect of exchange rate changes on cash and cash equivalents	20	56
Net increase in cash and cash equivalents	(627)	2,113
Cash and cash equivalents at the beginning of the period	2,764	2,084
Cash and cash equivalents at the end of the period	$2,137	$4,197

Supplemental cash flow disclosure:
Cash paid for interest	$110	$118
Cash paid for income taxes, net of refunds	$77	$802

Supplemental disclosure of non-cash investing and financing activities:
Unpaid deferred transaction costs included in accounts payable and other current liabilities	$-	$643
Equipment acquired under finance lease obligations	$31	$38
Property and equipment purchase included in accounts payable	$-	$1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of United States dollars except share and per share amounts)

(Unaudited)

Note 1 - Nature of Operations

Unless the context otherwise requires, Aeries Technology, Inc. and its subsidiaries, is herein referred to as the “Company,” “ATI,” “us,” “we” and “our” in these condensed consolidated financial statements.  The Company is a global leader in AI-enabled value creation, business transformation, and Global Capability Center (GCC) delivery for private-equity (PE) portfolio companies, supporting scalable, technology-driven execution. Founded in 2012, its commitment to workforce development has earned it the Great Place to Work Certification for two consecutive years.  The Company has subsidiaries in India, Mexico, Singapore and the United States.

Note 2 - Summary of Significant Accounting Policies

Basis of Preparation

The information presented below supplements the Significant Accounting Policies information presented in the annual report on Form 10-K for the year ended March 31, 2025. There have been no changes in accounting policies during the three months ended June 30, 2025, from those disclosed in the annual consolidated financial statements and related notes for the year ended March 31, 2025, except for those described below and also as described in “Recently Adopted Accounting Pronouncements” below.

All intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern

The Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its obligations as they become due within one year after the date that the financial statements are issued. Management’s evaluation does not initially take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

In performing this evaluation, the Company identified the following conditions that raised substantial doubt about its ability to continue as a going concern:

●	As of June 30, 2025, the Company had a working capital deficit of $10,621, primarily due to current liabilities related to the FPAs of $3,780 (as defined below), short term borrowings of $5,398 and remaining due to other current liabilities such as accrued compensation benefits and other accruals.

The FPAs were liquidity arrangements entered into as part of the Business Combination consummated as of November 6, 2023 (“Closing date”). Under these liquidity arrangements, certain investors agreed not to redeem their holdings in Worldwide Webb Acquisition Corp. (“WWAC”) in exchange for the Company entering into the FPAs. As of the date of this Form 10-Q report, the remaining balance owed to the FPA holders is $3,780. The maturity consideration may be settled either in cash or equity at the option of the FPA holders.

●	Additionally, during the period ended June 30, 2025, there is a heightened risk of non-collection, leading the Company to record an allowance for doubtful accounts of approximately $3,596, compared to $3,574 as on March 31, 2025.

The Company has historically financed its operations and expansions primarily with cash generated from operations and the revolving credit facility from Kotak Mahindra Bank. Management expects to have sufficient cash from the operations, cash reserves and debt capacity for the next 12 months and for the foreseeable future to finance our operations, our growth and expansion plans. However, this expectation assumes that the FPA liabilities will not require immediate cash settlement. If an immediate cash settlement is required for the remaining FPA liabilities, the Company may lack the necessary financial resources to sustain operations during this period.

The Company has undertaken or completed the following actions to improve its available cash balances, liquidity, and cash generated from operations:

●	Targeted cost cutting measures have been instituted, focusing on non-core expenses including those related to inorganic growth strategy, such as reductions in the use of outside vendors and professional services, as well as selective headcount and salary reductions, which are designed to improve our cash flow position without impacting core business operations.

Management’s plans to address these challenges include (i) raising additional funds through existing or new credit facilities, (ii) raising equity or equity-linked capital, (iii) restructuring current liabilities into equity or long-term obligations, and (iv) further reducing non-core expenses with a renewed focus on organic growth in the core geography we historically operate in, which is North America. There is no guarantee that these measures will be successful or that additional funding will be available on acceptable terms. Any future equity financing could significantly dilute existing shareholders’ ownership. Moreover, we have generated positive operating cashflow of $1,369 for this quarter and our future profitability depends on our ability to generate revenue in excess of our expenses, including the fixed cost relating to the maintenance of our business and debt service requirements.

The Company is hopeful of accomplishing its objectives through these measures in the anticipated time frame and also expects that the funds available through the above-mentioned arrangements will be sufficient to alleviate the doubts about the Company’s ability to continue as a going concern. However, there is no guarantee of the success of these efforts. The condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, revenue recognition, allowance for credit losses, stock-based compensation, fair valuation of FPA put option liabilities and private warrant liabilities, useful lives of property and equipment, accounting for income taxes, determination of incremental borrowing rates used for operating lease liabilities and right-of-use assets and obligations related to employee benefits. Management believes that the estimates and judgments upon which it relies, are reasonable based upon information available to the Company at the time that these estimates and judgments were made. Actual results could differ from those estimates.

Segment Reporting

The Company operates as one operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, assessing financial performance and allocating resources.

Forward Purchase Agreement

On November 3, 2023 and November 5, 2023, WWAC entered into Forward Purchase Agreements (the “FPAs”) with Sandia Investment Management LP (“Sandia”), Sea Otter Trading, LLC, YA II PN, Ltd and Meteora Capital Partners, LP (“Meteora” and collectively, the “FPA holders”) for an OTC Equity Prepaid Forward Transaction. Subscription Agreements (the “Subscription Agreements”) were also executed alongside the FPA for subscription of the underlying FPA shares by the FPA holders either through a new issuance or purchase of shares from existing holders. The FPAs and Subscription Agreements have been accounted for separately as discussed subsequently.

On November 6, 2024, the Company reached an agreement with Meteora to settle the outstanding maturity consideration liability through the issuance of additional shares. As a result, the Company issued 57,811 Class A ordinary shares to Meteora in November 2024, settling its maturity consideration liability with Meteora.

The remaining FPA holders have requested cash for their shares. Some FPA holders have sold some of their shares in the open market, reducing the amount they are owed. We are required to make a cash payment of $2.00 per FPA Share, or issue additional Class A ordinary shares to such FPA holders at a price of $2.50 per share, for each FPA share held by the FPA holders who continued to hold their FPA Shares at the Maturity Date.

Derivative Financial Instruments and FPA Put Option Liability

The Company accounts for the Warrants (as defined below) in accordance with the guidance contained in ASC 815-40 under which the Instruments (as defined below) do not meet the criteria for equity treatment and must be recorded as liabilities. The Company accounts for the FPA put option liability as a financial liability in accordance with the guidance in ASC 480-10. Warrants and FPA are collectively referred as the “Instruments”. The Instruments are subjected to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations. See Note 11 for further discussion of the pertinent terms of the Warrants and Note 13 for further discussion of the methodology used to determine the value of the Warrants and FPA.

A derivative financial instrument written by the Company which has been accounted for in accordance with the guidance contained in ASC 815-40 including subsequent re-measurement at fair value with the changes being recognized in Company’s condensed consolidated statement of operations.

●

For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value at inception and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed consolidated balance sheets as current or noncurrent based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

●	The Company and Meteora agreed to settle the liability through issuance of additional shares. As a result, the Company issued 57,811 Class A ordinary shares to Meteora in November 2024, settling its maturity consideration liability with Meteora, leaving a remaining balance of $3,780 owed to other FPA holders, which may be settled either in cash or in equity, at the option of the investors.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value in the condensed consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs that are observable, either directly or indirectly. Such prices may be based upon quoted prices for identical or comparable securities in active markets or inputs not quoted on active markets but corroborated by market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Fair Value of Financial Instruments

Except for the Warrants and FPA as described above, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (the “FASB”) ASC 820, “Fair Value Measurements” approximates the carrying amounts represented in the condensed consolidated balance sheets.

Cash and Cash Equivalents

Cash consists of the Company’s cash and bank balances. The Company considers cash equivalents to be highly liquid investments with original maturities of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, accounts receivable, loans to affiliates, and investments. The Company holds cash at financial institutions that the Company believes are high credit quality financial institutions and limits the amount of credit exposure with any one bank and conducts ongoing evaluations of the creditworthiness of the banks with which it does business. As of June 30, 2025 and March 31, 2025, there were two and two customers that represented 10% or greater of the Company’s accounts receivable balance, respectively. The Company expects limited credit risk arising from its long-term investments as these primarily entail investments in the Company’s affiliates that have a credit rating that is above the minimum allowable credit rating defined in the Company’s investment policy. As a part of its risk management process, the Company limits its credit risk with respect to long-term investments by performing periodic evaluations of the credit standing of counterparties to its investments.

In respect of the Company’s revenue, there were four customers that each accounted for more than 10% of total revenue for the three months ended June 30, 2025 and 2024, respectively. The following table shows the amount of revenue derived from each customer exceeding 10% of the Company’s revenue during the three months ended June 30, 2025, and 2024:

	Three Months Ended June 30,
	2025	2024
Customer 1	14%	16%
Customer 2	12%	12%
Customer 3	11%	10%
Customer 4	11%	10%

Accounts receivable, net

The Company records a receivable when an unconditional right to consideration exists, such that only the passage of time is required before payment of consideration is due. Timing of revenue recognition may differ from the timing of invoicing to customers. If revenue recognized on a contract exceeds the billings, then the Company records an unbilled receivable for that excess amount, which is included as part of accounts receivable, net in the Company’s condensed consolidated balance sheets.

Under ASC Topic 326, accounts receivable are recorded at the invoiced amount, net of allowance for credit losses. The Company regularly reviews the adequacy of the allowance for credit losses based on a combination of factors. In establishing any required allowance, management considers historical losses adjusted for current market conditions, the current receivables aging, current payment terms and expectations of forward-looking loss estimates. Allowance for credit losses was $3,596 as of June 30, 2025 and $3,574 as of March 31, 2025, and is classified within “Accounts Receivable, net” in the condensed consolidated balance sheets.

The following tables provides details of the Company’s allowance for credit losses on accounts receivable:

	Three months Ended June 30,
	2025	2024
Opening balance as of April 1	$3,574	$1,263
Additions charged to cost and expense	22	1,036
Closing balance as of June 30	$3,596	$2,299

Long-Term Investments

The Company’s long-term investments consist of debt and non-marketable equity investments in privately-hold companies in which the Company does not have a controlling interest or significant influence, which have maturities in excess of one year and the Company does not intend to sell.

Debt investments of mandatorily redeemable preference shares, which are classified as held-to-maturity since the Company has the intent and contractual ability to hold these securities to maturity. These investments are reported at amortized cost and are subject to an ongoing impairment evaluation. Income from these investments is recorded in “Interest income” in the condensed consolidated statements of operations.

Under ASC Topic 326, expected credit losses are recorded and reduced from the amortized cost of the held-to-maturity securities. Expected credit losses for long-term investments are calculated using a probability of default method. Credit losses are recorded within “Selling, general & administrative expenses” in the condensed consolidated statements of operations when an event or circumstance indicates a decline in value has occurred. Allowance for credit losses was $77 as of June 30, 2025 and $76 as of March 31, 2025.

The following tables provides details of the Company’s allowance for credit losses on long-term investments:

	Three months Ended June 30,
	2025	2024
Opening balance as of April 1	$76	$126
Change in provision for credit losses	1	(13)
Closing balance as of June 30	$77	$113

The Company includes these long-term investments in “Long-term investments” on the condensed consolidated balance sheets.

Net Income / (loss) per Share

Basic net income / (loss) per share is computed by dividing income / (loss) available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted net income / (loss) per share is computed using the weighted-average number of ordinary shares and potential dilutive ordinary shares outstanding during the period. The Company has not considered the effect of the Warrants sold in its initial public offering (the “Initial Public Offering”) and private placement to purchase ordinary shares, and impact of FPA put option liability in the calculation of diluted net income / (loss) per share, since the instruments are not dilutive.

Recent Accounting Pronouncements not yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40). The ASU requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization, within relevant income statement captions. This ASU also requires disclosure of the total amount of selling expenses along with the definition of selling expenses. The ASU is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Adoption of this ASU can either be applied prospectively to consolidated financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the consolidated financial statements. Early adoption is also permitted. This ASU will likely result in the required additional disclosures being included in our consolidated financial statements, once adopted. We are currently evaluating the provisions of this ASU.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires an annual tabular effective tax rate reconciliation disclosure including information for specified categories and jurisdiction levels, as well as, disclosure of income taxes paid, net of refunds received, disaggregated by federal, state/local, and significant foreign jurisdiction. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact that adopting this standard will have on its consolidated financial statements.

The Company is currently evaluating the effect of the updates.

Note 3 - Short-term borrowings

	June 30, 2025	March 31, 2025
Short-term borrowings	$5,373	$6,480
Current portion of vehicle loan	25	24
	$5,398	$6,504

As of June 30, 2025, the Company had a revolving credit facility with Kotak Mahindra Bank of INR 320,000 (or approximately $3,741 at the exchange rate in effect on June 30, 2025). The revolving facility is available for the Company’s operational requirements. The funded drawdown amount under the Company’s revolving facility as of June 30, 2025 and March 31, 2025, was $2,652 and $3,586, respectively. The interest rate is equal to the 3-months Repo Rate plus a margin of 3.90% and 6-months Marginal Cost of Funds based Lending Rate (“MCLR”) plus a margin of 0.80% as of June 30, 2025, and March 31, 2025, respectively.

Prior to the Closing Date, WWAC modified the terms of payment owed to Shearman & Sterling LLP, a multinational law firm providing legal consultancy services to WWAC. This resulted in a reduction in the total amount owed by WWAC to Shearman & Sterling LLP from $4,800 of accounts payable to $4,000 promissory note, payable in four equal tranches. Subsequently, the promissory note was amended upon payment of $1,500, wherein the balance $2,500 was promised to be paid in two equal tranches. $2,500 owed to Shearman & Sterling LLP has been disclosed as short-term debt, as ATI has an unconditional obligation to settle it within a period of less than twelve months from June 30, 2025.

ATI has obtained an insurance policy for its directors and senior officers to cover $5,000, effective as of November 6, 2024, for a period of 12 months. The total premium payable under the insurance policy was $670, out of which $58 was paid upfront and the $612 balance of which is payable in eleven equal monthly installments of $58. The arrangement represents a financing transaction where the premium payable has been deferred. The interest payable under the arrangement amounts to $23 and the same would be recognized as part of the interest expense through the condensed consolidated statement of operations. During the three months ended June 30, 2025, the interest expense so recognized was $5. The balance premium payable as of June 30, 2025 is $221.

For additional information on the vehicle loan see Note 4 – Long-term debt.

Note 4 - Long-term debt

Long-term debt consists of the following:

	June 30, 2025	March 31, 2025
Loan from the director of ATGBA	$812	$812
Loan from an affiliate	111	111
Non-current portion of vehicle loan	167	173
	$1,090	$1,096

For additional information on the loan from the director of Aeries Technology Group Business Accelerators Private Limited (“ATGBA”), Mr. Vaibhav Rao, to a subsidiary company and loan from an affiliate, see Note 8 – Related Party Transactions - point (g) and (d), respectively.

Vehicle loan

On December 7, 2022, the Company entered into a vehicle loan, secured by the vehicle, for INR 11,450 (or approximately $134 at the exchange rate in effect on June 30, 2025) at 10.75% from Mercedes-Benz Financial Services India Pvt. Ltd. The Company is required to repay the loan in 48 monthly instalments beginning January 4, 2023.

On August 2, 2024, the Company entered into a vehicle loan, secured by the vehicle, for INR 8,165 (or approximately $95 at the exchange rate in effect on June 30, 2025) at 10.25% from Mercedes-Benz Financial Services India Pvt. Ltd. The Company is required to repay the loan in 48 monthly instalments beginning September 4, 2024.

As of June 30, 2025, the future maturities of debt by fiscal year are as follows:

2026	$18
2027	1,026
2028	12
2029	59
2030	-
Total future maturities of debt	$1,115

Note 5 - Revenue

Disaggregation of Revenue

The Company presents and discusses revenues by customer location. The Company believes this disaggregation best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other economic factors.

The following table shows the disaggregation of the Company’s revenues by major customer location. Revenues are attributed to geographic regions based upon billed client location. Substantially all of the revenue in our North America region relates to operations in the United States.

	Three Months Ended June 30,
	2025	2024
North America	$13,401	$15,507
Asia Pacific and Other	1,929	1,160
Total revenue	$15,330	$16,667

Contract balances

Contract assets comprise amounts where the Company’s right to bill is contingent on something other than the passage of time. As of June 30, 2025 and March 31, 2025, the Company’s contract assets were $497 and $163, respectively, and were recorded within “Prepaid expenses and other current assets”, net of allowance for credit losses, on the condensed consolidated balance sheets.

Contract liabilities, or deferred revenue, comprise amounts collected from the Company’s customers for revenues not yet earned and amounts which are anticipated to be recorded as revenues when services are performed. The amount of revenue recognized in the three months ended June 30, 2025 and 2024 that was included in deferred revenue at the beginning of each period was $186 and $60, respectively.

As of June 30, 2025 and March 31, 2025 the Company’s deferred revenue was $232 and $274, respectively, and was recorded within “Other current liabilities” on the condensed consolidated balance sheets. There was no deferred revenue classified as non-current as of June 30, 2025 and March 31, 2025.

Contract Acquisition Costs

Direct and incremental costs incurred for acquiring contracts, such as sales commissions are contract acquisition costs and thereby classified under “Other current assets” and “Other assets” in the condensed consolidated balance sheets. Such costs are amortized over the expected duration of the relationship with customers and recorded under Selling and marketing expenses in the condensed consolidated statements of income.

Note 6 - Employee Compensation and Benefits

The Company has employee benefit plans in the form of certain statutory and other programs covering its employees.

Defined Benefit Plan - Gratuity

The Company’s subsidiaries in India have defined benefit plans comprising of gratuity under Payments of Gratuity Act, 1972 covering eligible employees in India. The present value of the defined benefit obligations and other long-term employee benefits is determined based on actuarial valuation using the projected unit credit method. The rate used to discount defined benefit obligation is determined by reference to market yields at the balance sheet date on Indian government bonds for the estimated term of obligations.

Actuarial gains or losses arising on account of experience adjustment and the effect of changes in actuarial assumptions are initially recognized in the condensed consolidated statements of comprehensive income, and the unrecognized actuarial loss is amortized to the condensed consolidated statements of operations over the average remaining service period of the active employees expected to receive benefits under the plan.

Changes in “Other comprehensive income / (loss)” during the three months ended June 30, 2025 and 2024 were as follows:

	Three Months Ended June 30,
	2025	2024
Net actuarial (loss) / gain	$(93)	$(45)
Amortization of net actuarial (loss) / gain	20	17
Deferred tax benefit / (expense)	20	7
Unrecognized actuarial gain / (loss) on employee benefit plan obligations	$(53)	$(21)

Net defined benefit plan costs for the three months ended June 30, 2025 and 2024 include the following components:

	Three Months Ended June 30,
	2025	2024
Service costs	$121	$124
Interest costs	42	39
Amortization of net actuarial loss	20	17
Net defined benefit plan costs	$183	$180

Note 7 - Income Taxes

The Company determines its tax provision for interim periods using an estimate of its annual effective tax rate adjusted for discrete items, if any, that are considered in the relevant period. The Company updated its estimate of the annual effective tax rate, and if its estimated tax rate changes, the Company will be making a cumulative adjustment.

The Company’s effective tax rate (“ETR”) is 16.5% and 6.6% for the three months ended June 30, 2025 and 2024, respectively. For the three months ended June 30, 2024, significant increase in recognition of deferred tax benefit on losses in certain subsidiaries having a lower jurisdiction tax expense yielded a lower effective tax rate (ETR) as compared to three months ended June 30, 2025.

Note 8 - Related Party Transactions

Name of the related party	Relationship
Aark II Pte Limited	Affiliate entity
Aarx Singapore Pte Ltd	Affiliate entity
Aeries Technology Products And Strategies Private Limited (“ATPSPL”)	Affiliate entity
Aeries Financial Technologies Private Limited	Affiliate entity
Bhanix Finance And Investment Limited	Affiliate entity
Ralak Consulting LLP	Affiliate entity
TSLC Pte Limited	Affiliate entity
Venu Raman Kumar	Chairman of ATI’s Board and controlling shareholder
Vaibhav Rao	Members of immediate families of Venu Raman Kumar
Sudhir Appukuttan Panikassery	Key managerial personnel (through February 9, 2025)
Vice chairman of ATI’s Board (as of February 10, 2025)
Bhisham (Ajay) Khare	Key managerial personnel
Daniel S. Webb	Key managerial personnel
Unnikrishnan (Unni) Balakrishnan Nambiar	Key managerial personnel

Summary of significant transactions and balances due to and from related parties are as follows:

	Three Months Ended June 30,
	2025	2024
Cost sharing arrangements
Aeries Financial Technologies Private Limited (b)	$-	$47
Bhanix Finance And Investment Limited (b)	30	26
Interest expense
Aeries Technology Products And Strategies Private Limited (d)	3	20
Mr. Vaibhav Rao (g)	24	21
Interest income
Aeries Financial Technologies Private Limited (f), (h)	51	4
Aeries Technology Products And Strategies Private Limited (e), (h)	16	22
Legal and professional fees paid
Ralak Consulting LLP (c)	42	77
Management consultancy service
Aark II Pte Limited (a)	983	746
Office management and support services expense
Aeries Technology Products And Strategies Private Limited (i)	1	14

	June 30,	March 31,
	2025	2025
Accounts receivable
Aark II Pte Limited (a)	$467	$439
Aeries Financial Technologies Private Limited (b)	102	102
Bhanix Finance And Investment Limited (b)	105	105
TSLC Pte Limited (a)	91	101
Interest payable (classified under other current liabilities)
Aeries Technology Products And Strategies Private Limited (d)	44	41
Interest receivable (classified under prepaid expenses and other current assets)
Aeries Technology Products And Strategies Private Limited (e)	17	14
Aeries Financial Technologies Private Limited (f)	1	1
Investment in 0.001% Series-A Redeemable preference share
Aeries Financial Technologies Private Limited (h)	1,132	1,008
Investment in 10% Cumulative redeemable preference shares
Aeries Technology Products And Strategies Private Limited (h)	834	822
Loan from Members of immediate families of Venu Raman Kumar
Mr. Vaibhav Rao (g)	812	812
Loans from affiliates
Aeries Technology Products and Strategies Private Limited (d)	111	111
Loans to affiliates (classified under other assets)
Aeries Financial Technologies Private Limited (f)	102	102
Aeries Technology Products And Strategies Private Limited (e)	129	129

(a)	The Company provided management consulting services to Aark II Pte Ltd under an agreement dated June 21, 2021 and its amendments thereof and to TSLC Pte Ltd under an agreement dated July 12, 2021.
(b)	The Company was in a cost sharing arrangement with Aeries Financial Technologies Private Ltd and Bhanix Finance and Investment Ltd under separate agreements dated April 1, 2020. The cost sharing arrangement included costs in the areas of office management, IT and operations. The agreements are for a 36-month term with auto renewals after the original term.
(c)	The Company availed consulting services including implementation services in business restructuring, risk management, feasibility studies, mergers & acquisitions etc. from Ralak Consulting LLP via agreement dated April 1, 2022.
(d)	The Company incurred interest expense in relation to loans taken from ATPSPL, which were borrowed to meet working capital requirements. The loans were for a 3-year term and were issued at an interest rate of 12% per annum.
(e)	The Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a 3-year term and issued at an interest rate of 12% per annum.
(f)	The Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a 3-year term and issued at an interest rate of 15-17% per annum.
(g)	The Company obtained a loan at 12% per annum interest rate (w.e.f April 1, 2025; 10% per annum till March 31, 2025) from Mr. Vaibhav Rao for business purposes. The agreement shall remain valid until the principal amount along with interest is fully repaid. The loan amount was outstanding as of June 30, 2025.
(h)	This amount represents investments in affiliates. The Company earned interest income on its investments in affiliates.
(i)	The Company availed management consulting services from ATPSPL under agreements dated March 20, 2020 and April 1, 2021.

The Company has also executed two Exchange Agreements: (1) with AARK and Mr. Raman Kumar in his capacity as a shareholder of AARK; and (2) with ATGBA and Mr. Sudhir Appukuttan Panikassery, Mr. Ajay Khare, and Mr. Unnikrishnan Balakrishnan Nambiar, key managerial personnel of ATGBA in their capacity as shareholders of ATGBA (together referred to as “counterparties”). Under the Exchange Agreements, the counterparties would have a right to exchange the shares held by them in AARK or ATGBA into shares of ATI or cash subject to the conditions specified in the Exchange Agreement. Refer Note 10 for details. Additionally, pursuant to the Business Combination, 5,638,530 Class A ordinary shares have been issued to Innovo Consultancy DMCC, which is wholly owned by Mr. Kumar.

Note 9 - Stock-Based Compensation

Aeries Technology, Inc. 2023 Equity Incentive Plan

The board of directors of WWAC approved the Aeries Technology, Inc. 2023 Equity Incentive Plan (the “Plan”) on March 11, 2023, subject to approval by WWAC’s shareholders. The Plan was approved by WWAC’s shareholders on November 2, 2023 and the Plan became effective upon the consummation of the Business Combination. The number of Class A ordinary shares authorized for issuance under the Plan is 11,928,287, subject to certain adjustments set forth in the Plan.

Aeries Employees Stock Option Plan, 2020

On August 1, 2020, ATGBA’s board of directors approved and executed the Aeries Employees Stock Option Plan (“ESOP”), which was subsequently amended on July 22, 2022. Under ESOP, the company is authorized to grant up to 59,900 options to eligible employees in one or more tranches. The company granted 59,900 options to eligible employees during the year ended March 31, 2023.

The options issued under the ESOP generally are subject to service conditions. The service condition is typically one year. The stock-based compensation expense is recognized in the condensed consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period.

The following table summarizes the ESOP stock option activity for the three months ended June 30, 2025:

	Shares	Weighted average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at April 1, 2025	59,900	$-	-	$-
Options granted	-	-	-	-
Options exercised	-	-	-	-
Options canceled, forfeited or expired	-	-	-	-
Options outstanding at June 30, 2025	59,900	$0.12	3.07	$2,161

Vested and exercisable at June 30, 2025	59,900	$0.12	3.07	$2,161

Aeries Management Stock Option Plan, 2019

On September 23, 2019, ATGBA’s board of directors approved and executed the Aeries Management Stock Option Plan 2019 (“MSOP”), which was subsequently amended on September 30, 2022. Under MSOP, ATGBA has authorized to grant up to 295,565 options to eligible employees in one or more tranches.

The options issued under the MSOP generally are subject to both service and performance conditions. The service condition is typically one year, and the performance conditions are based on the condensed consolidated revenue and adjusted profit before tax of ATGBA. The stock-based compensation expense is recognized in the condensed consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period if it is probable that the performance target will be achieved.

The following table summarizes the MSOP stock option activity for the three months ended June 30, 2025:

	Shares	Weighted average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at April 1, 2025	295,565	$-	-	$-
Options granted	-	-	-	-
Options exercised	-	-	-	-
Options cancelled, forfeited or expired	-	-	-	-
Options outstanding at June 30, 2025	295,565	$0.12	0.42	$10,665

Vested and exercisable at June 30, 2025	295,565	$0.12	0.42	$10,665

The Company uses the BSM option-pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated underlying share price, as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends. The grant date fair value of the Company’s stock options granted to employees were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

2022 Grants
Expected term	3.5 years
Expected volatility	40.80%
Risk free interest rate	3.01%
Annual dividend yield	0.00%

During the three months ended June 30, 2025, and 2024, the Company recorded stock-based compensation expense of Nil and $12,746 within “Selling, general & administrative expenses” in the condensed consolidated statements of operations, respectively.

As of June 30, 2025 and 2024, there was no unrecognized stock-based compensation cost.

Note 10 - Commitments and Contingencies

Indemnification obligations

In the normal course of business, the Company is a party to a variety of agreements under which it may be obligated to indemnify the other party for certain matters. These obligations typically arise in contracts where the Company customarily agrees to hold the other party harmless against losses arising from a breach of representations or covenants for certain matters, infringement of third-party intellectual property rights, data privacy violations, and certain tortious conduct in the course of providing services. The duration of these indemnifications varies, and in certain cases, is indefinite.

The Company is unable to reasonably estimate the maximum potential amount of future payments under these or similar agreements due to the unique facts and circumstances of each agreement and the fact that certain indemnifications provide for no limitation to the maximum potential future payments under the indemnification. Management is not aware of any such matters that would have a material effect on the condensed consolidated financial statements of the Company.

Legal Proceedings

From time to time, the Company may be involved in proceedings and litigation, claims and other legal matters arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions, or relief. Management is not currently aware of any material pending legal proceedings, except for ordinary routine litigation incidental to the business, in which we or any of our subsidiaries are involved, or where our property is subject to such proceedings.

Exchange Agreements

Upon consummation of the Business Combination, the holders of AARK ordinary shares and ATGBA ordinary shares each entered into the Exchange Agreements. Pursuant to the Exchange Agreements, subject to certain exercise conditions, the Company shall have the right to acquire all of the AARK or ATGBA ordinary share for Class A ordinary shares or cash. In addition, subject to certain exercise condition, each shareholder of ATGBA and AARK ordinary shares shall have the right to require the Company to provide Class A ordinary shares or cash in exchange for up to all of the AARK or ATGBA ordinary shares. Each share of AARK may be exchanged for 2,246 Class A ordinary shares the Company and each ATGBA ordinary share may be exchanged for 14.40 Class A ordinary shares of the Company, in each case subject to certain adjustments. The cash exchange payment may only be elected in the event approval from the Reserve Bank of India is not obtained for exchange of shares and provided that the Company has reasonable cash flow to be able to pay the cash exchange payment and such payment would not be prohibited by any then outstanding debt agreements or arrangements of the Company.

Note 11 - Warrant Liabilities

On October 22, 2021, pursuant to the consummation of the Initial Public Offering, the Company issued 11,499,991 Public Warrants. Simultaneously with the closing of the Initial Public Offering, WWAC issued 8,900,000 warrants in a private placement (the “Private Placement Warrants”), at a purchase price of $1.00 per Private Placement Warrant, which included 900,000 units as a result of the underwriter’s full exercise of its option to purchase up to 900,000 additional warrants, at a purchase price of $1.00 per Private Placement Warrant. On November 6, 2023, WWAC issued 627,810 other Private Placement Warrants to the Sponsor pursuant to the conversion of a promissory note payable to the Sponsor. Upon consummation of the Business Combination, the Company assumed 11,499,991 Public Warrants and 9,527,810 Private Placement Warrants (collectively the “Warrants”).

The Company accounted for the Warrants in accordance with the guidance contained in ASC 815-40 given that certain provisions within the warrant agreement either preclude the warrants from being considered indexed to the ATI’s own stock or the fixed-for-fixed option criteria are not met. On this basis the Public and Private Placement Warrants are classified as a liability and are measured at fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed consolidated statement of operations.

Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share, for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Warrants will not be able to exercise any fraction of a Warrant. The Warrants will expire at 5:00 p.m. New York City time on November 6, 2028, or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to us.

The Company may redeem the outstanding Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

●	if, and only if, the last reported sales price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $18.00 per Class A ordinary share (as adjusted); provided that the Private Placement Warrants will not be redeemable by the Company under this provision so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

The Company may also redeem the outstanding Warrants:

●	in whole and not in part;

●	at $0.10 per warrant

●	upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;

●	if, and only if, the Reference Value equals or exceeds $10.00 per Class A ordinary share (as adjusted); provided that if the Reference Value equals or exceeds $18.00 per Class A ordinary share (as adjusted), the Private Placement Warrants will not be redeemable by the Company under this provision so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

Note 12 - Redeemable Noncontrolling Interest and Shareholders’ Equity / (Deficit)

The condensed consolidated statements of changes in Redeemable Noncontrolling Interest and Shareholders’ Equity (Deficit) reflect the reverse recapitalization and Business Combination.

Preference shares

The Company is authorized to issue 5,000,000 shares of preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2025, there were no shares of preference shares issued or outstanding.

Class A ordinary shares

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. As of June 30, 2025, there were 47,152,626 Class A ordinary shares issued and outstanding, including 4,000,000 Class A ordinary shares subject to the FPAs. Each Class A ordinary share carries one vote and entitles the shareholders to ratable rights in dividends and distributions as well as in the event of liquidation.

Class V ordinary shares

The Company is authorized to issue 1 Class V ordinary share with a par value of $0.0001 per share. As of June 30, 2025, there was 1 Class V ordinary share issued and outstanding. The Class V share does not carry any direct economic rights in dividends and other distributions or in an event of liquidation. It does carry voting rights equal to 1.3% which will ratchet up to 51% voting rights upon occurrence of “extraordinary events” at the ATI level.

Treasury Stock

As of June 30, 2025, the Company has 1,285,392 shares of Common Stock held as treasury stock which were repurchased by the Company in order to pay tax withholding obligations on behalf of Mr. Khare, Mr. Webb and Mr. Nambiar, in connection with the vesting of RSUs. The Company records treasury stock using the cost method.

Common stock

Pre-combination AARK had only one class of ordinary shares having no par value. Holders of ordinary shares were entitled to one vote per share held. As of June 14, 2023 (immediately prior to the effective date of a stock split), there were 10 ordinary shares outstanding, and the number of ordinary shares outstanding after a stock split was 10,000. As a result of stock split, AARK’s shares were retroactively restated as if the transaction occurred at the beginning of the earliest periods presented. Consequently, as of April 1 2023 and 2022, the AARK’s ordinary shares consisted of 10,000 shares, all of which were issued and fully paid. Upon the liquidation, dissolution or winding up of AARK, ordinary shareholders were entitled to receive a ratable share of the available net assets of AARK after payment of all debts and other liabilities. The ordinary shares had no preemptive, subscription, redemption or conversion rights.

Equity financing

On April 8, 2024, the Company entered into a private placement transaction (the “Private Placement”), pursuant to a Share Subscription Agreement (the “Subscription Agreement”) with an institutional accredited investor (the “Investor”) for aggregate gross proceeds of $5,000,000. The Private Placement closed on April 23, 2024. As part of the Private Placement, the Company agreed to sell an aggregate of 2,261,778 Class A ordinary shares, $0.0001 par value per share, at a purchase price of $2.21 per share subject to the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall be 4.99% (or, at the election of the Investor at the closing of the Private Placement, 9.99%) of the number of Class A ordinary shares outstanding immediately after giving effect to the issuance of the Class A ordinary shares to the Investor.

The Subscription Agreement contains customary representations, warranties and covenants of the parties, and the closing was subject to customary closing conditions. The Company intends to use the net proceeds of approximately $4.68 million from the Private Placement, following a deduction of a 6.5% commission paid to a placement agent, for general corporate and working capital purposes.

As of the closing of the Private Placement, the Company issued an aggregate of 1,940,958 Class A ordinary shares at a purchase price of $2.21 per share and reserved 320,820 Class A ordinary shares in adherence to the Beneficial Ownership Limitation. On July 10, 2024, the Company issued an additional 270,820 shares from the previously reserved 320,820 shares.

Exchange Pursuant to Exchange Agreement

Upon consummation of the Business Combination, the holders of AARK ordinary shares and ATGBA ordinary shares each entered into the Exchange Agreements. Pursuant to the Exchange Agreements, subject to certain exercise condition, each shareholder of AARK ordinary shares shall have the right to require the Company to provide Class A ordinary shares or cash in exchange for up to all of the AARK ordinary share. Each share of AARK may be exchanged for 2,246 Class A ordinary shares the Company subject to certain adjustments.

Pursuant to the Exchange Agreements, on April 5, 2024, the prior investor of AARK exchanged 9,500 ordinary shares of AARK for 21,337,000 Class A ordinary shares of the Company.

Shares Issued to Vendors

In December 2023, ATI settled the amounts owed to certain vendors by issuance of Class A ordinary shares. If the VWAP of the Class A ordinary shares over the three trading days immediately preceding the agreement date is higher than the VWAP over the three trading days immediately preceding the six-month anniversary from the agreement date, ATI would need to issue additional Class A ordinary shares for the difference.

Pursuant to the abovementioned clause, the Company has issued in total 54,074 Class A ordinary shares to the vendors on May 24, 2024.

Redeemable Noncontrolling Interest

As of June 30, 2025, the prior investors of AARK own 3.09% of the ordinary shares of AARK, and prior investors of ATGBA owned 14.69% of the ordinary shares of ATGBA. The prior investors of AARK and ATGBA have the right to exchange their AARK or ATGBA ordinary shares for Class A ordinary shares of the Company based on the exchange ratio as set out in the Exchange Agreements, details of which are set out in Note 10, or cash proceeds based on the VWAP for each of the five consecutive trading days ending on the exchange date, but only if the approval from the Reserve Bank of India or other regulatory approvals are not obtained and subject to other conditions specified in the Exchange Agreements. The exchange is also subject to certain other specified conditions being met, including achieving certain financial and stock price milestones. Given that this is not solely in control of ATI, the noncontrolling interests have been accounted for in accordance with ASC 480-10-S99-1. The redeemable noncontrolling interest has initially been measured at the proportionate share in the net assets of AARK and its subsidiaries in accordance with ASC 805-40-30-3. The cash redemption is not considered to be probable on June 30, 2025 because the specified conditions in relation to EBITDA and revenue have already been met and the Reserve Bank of India and / or applicable regulatory approvals are expected to be received. On this basis the redeemable noncontrolling interest has subsequently been measured by attributing the net income/ loss of AARK pursuant to ASC 810-10.

Note 13 - Fair Value Measurements

As of June 30, 2025, the Company had financial instruments which were measured at fair value on a recurring basis using significant unobservable inputs (Level 3). Significant changes in the inputs could result in a significant change in the fair value measurements. See each respective footnote for information on the assumptions used in calculating the fair value of financial instruments.

The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis as of June 30, 2025 and March 31, 2025, including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Summary of Liabilities Measured at Fair Value on a Recurring Basis:

June 30, 2025	Level 1	Level 2	Level 3	Total
Liabilities:
Forward Purchase Agreement put option liability	$-	$-	$3,780	$3,780
Public Warrants	331	-	-	331
Private Placement Warrants	-	-	275	275
Total liabilities	$331	$-	$4,055	$4,386

March 31, 2025	Level 1	Level 2	Level 3	Total
Liabilities:
Forward Purchase Agreement put option liability	$-	$-	$5,034	$5,034
Public Warrants	344	-	-	344
Private Placement Warrants	-	-	285	285
Total liabilities	$344	$-	$5,319	$5,663

The change in the fair value of the forward purchase agreement put option liability of $1,255 has been recorded to change in fair value of forward purchase agreement put option liability for the three months ended June 30, 2025 and in the Company’s condensed consolidated statements of operations. The forward purchase agreement put option liability was classified as a current liability, as its liquidation is reasonably expected to use or require current assets or the creation of current liabilities. See also Notes 2 and 11. The estimated fair value of the forward purchase agreement put option liability was calculated using a Monte Carlo model and used significant assumptions including the risk-free rate and volatility. The change in fair value of the forward purchase agreement put option liability is primarily driven by a decrease in the price per share of the Company.

As of the date of this Form 10-Q report, the remaining balance owed to the FPA holders is $3,780, which may be settled either in cash or in equity, at the option of the investors.

The valuation of the forward purchase agreement put option liability was made using the following assumptions as of June 30, 2025:

Expected Term (Years)	0.5 years
Risk free Interest Rate	4.2%
Volatility	90%
Reference Price for one Class A ordinary share	$1.2

Note:	The private placement announced and completed on April 8, 2024. Quoted share price of Class A ordinary shares of the Company when PIPE (Private Investment in Public Entity) transaction took place was $2.21 approx.

Given that the Public Warrants have a listed price available, the Company classified them as Level 1. The Company has classified the privately placed warrants within Level 3 of the hierarchy as the fair value derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (Level 3) inputs. There were no transfers between fair value levels during the three months ended June 30, 2025.

The valuation of the liability for the Private Placement Warrants was made using the following assumptions as of June 30, 2025:

Term (years)	3.36 years
Risk-free interest rate	4.20%
Stock price at measurement date	$1.2

The following table presents a summary of the changes in the fair value of Derivative Liabilities:

	Forward Purchase Agreement Put Option Liability	Public Warrant Liability	Private Placement Liability	Total
Fair value at April 1, 2025	$5,034	$344	$285	$5,663
Change in fair value (gain) / loss	(1,254)	(13)	(10)	(1,277)
Fair value as of June 30, 2025	$3,780	$331	$275	$4,386

Based on the expected VWAP as at inception as well as June 30, 2025 it is not expected that ATI would be required to issue additional Class A ordinary shares to certain vendors. On this basis, fair value of the derivative financial instrument representing ATI’s obligation to issue additional Class A ordinary shares has been determined to be insignificant on initial recognition as well as at June 30, 2025 and accordingly the quantitative disclosures in relation to the fair value have not been provided.

Note 14 - Net Income / (loss) per Share

Basic net income / (loss) per share (“EPS”) attributable to Class A ordinary shareholders is calculated by dividing net income / (loss) attributable to Class A ordinary shareholders by the weighted number of Class A ordinary shares outstanding during the reporting period. Diluted EPS is computed using the weighted number of Class A ordinary shares and, when dilutive, potential outstanding shares during the period.

The Company’s Class V ordinary share does not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted net income / (loss) per Class V ordinary share under the two-class method has not been presented.

The following table sets forth the computation of basic and diluted net income / (loss) per share for the period three months ended June 30, 2025 and June 30, 2024 (in thousands, except share and per share amounts):

	Three Months Ended June 30,
	2025	2024
Net Income/ (Loss) attributable to controlling interest for the period for Basic and Dilutive Earning per share (A)	$1,512	$(14,821)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted (B)	47,152,626	37,852,036

Net Income / (loss) per share:
Basic and Diluted (A/B)	$0.03	$(0.39)

Note 15 - Subsequent Event

The One Big Beautiful Bill Act (“OBBBA”) was enacted on July 4, 2025 and the Company continues to evaluate the impact on its financial position. The OBBBA is not currently expected to materially impact the Company’s effective tax rate or cash flows in the current fiscal year.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our condensed consolidated financial statements and the related notes included elsewhere in this quarterly report on Form 10-Q. Among other things, the condensed consolidated financial statements include more detailed information regarding the basis of presentation for the financial data than included in the following discussion.

In addition to historical information, the following discussion contains forward-looking statements, including, but not limited to, statements regarding our expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” discussed in this quarterly report and our Annual Report on Form 10-K for the fiscal year ended March 31, 2025. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements, which speak only as of the date of this quarterly report. It is impossible for us to predict new events or circumstances that may arise in the future or how they may affect us. Unless otherwise required by law, we undertake no obligation to update forward looking statements to reflect events or circumstances occurring after the date of this quarterly report.

Unless the context otherwise requires, references in this section to “we,” “us,” “our,” “Aeries,” “Aeries Technology,” and “the Company” refer to the business and operations of Aeries Technology, Inc. and its consolidated subsidiaries.

Overview

Aeries Technology is a global provider of professional and technology consulting services to portfolio companies of private equity firms and middle-market companies, specializing in the design, set-up and management of Global Capability Centers (“GCCs”) for our clients. Our offerings are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions offering end-to-end coverage for the entire GCC lifecycle to scale, optimize and transform a client’s business operations. By leveraging artificial intelligence (“AI”), implementing process improvements, and recruiting talent in cost-effective geographies, we are positioned to deliver significant cost savings to our clients. With over a decade of experience, we are committed to delivering transformative business solutions that drive operational efficiency, innovation, and strategic growth, to positively impact value creation for our clients.

Our solutions are purpose-built to help clients unlock business value—enhancing revenue growth through accelerated innovation and improved customer experience, while also driving operating efficiency through optimized cost structures and scalable delivery. Aeries-built GCCs serve as strategic platforms through which clients can adopt and embed the latest technologies, including artificial intelligence, advanced analytics, and modern enterprise tools and practices. Clients maintain strategic oversight and operational control, with the flexibility to adapt GCC ownership structures as business needs evolve. Through our integrated model, Aeries enables organizations to move faster, serve customers better, and build long-term enterprise value.

We support and drive our clients’ global growth by providing a range of services, including professional advisory services and operations management services, to build and manage GCCs in suitable and cost-effective locations based on client business needs. With a focus towards digital enterprise enablement, these GCCs are designed to act as seamless extensions of the client organization, providing access to top-tier resources. We believe this empowers our clients to remain competitive and nimble and to achieve their goals of enduring cost efficiencies, operational excellence, and value creation, without sacrificing functional control and flexibility.

Our advisory services involve the active participation of senior leadership, recommending strategies and best practices related to operating model design, consultation on various areas, market availability for resources with appropriate skillsets required for specific roles contemplated in the service model, regulatory compliance, optimization of tax structure, and more. Our clients can customize the services based on options we provide, and we subsequently firm up the execution plan with the clients.

A key aspect of our service is our focus on digital transformation. We aim to leverage cutting-edge technologies, including AI, to drive innovation and streamline operations. Our technology services are designed to enhance decision-making, automate processes, and deliver significant business value. We believe this approach through GCC set-up improves operational efficiencies, enabling us to deliver digital transformation services that align with our clients’ growth strategies and support their competitiveness in an evolving digital landscape.

Our clients also use our services to manage their organizational operations, including application engineering, information technology, data analytics, cybersecurity, finance, human resources, customer service and operations. We hire appropriate talent and personnel on our payroll for deployment on client operations. We work with our clients collaboratively to select the appropriate candidates and create functional alignment with the clients’ organizations. While our talent becomes an extension of our clients’ team, Aeries continues to provide them with the opportunity for promotion, recognition and career path progression, which we believe results in higher employee satisfaction and lower voluntary attrition rates. We manage the regulatory, tax, recruiting, human resources compliance and branding for each of our GCCs.

Our business model aims to create a more flexible and cost-effective talent pool for deployment on clients’ operations, while fostering innovation through strategic alignment at senior levels and visibility across the organization. The model also aims to insulate our clients from regulatory and tax issues and provides flexibility in scaling teams up or down based on their changing business needs. We are committed to delivering best practices and success factors by leveraging our visibility into successful strategies from multiple companies, addressing many of the deficiencies associated with the traditional outsourcing and offshoring models.

As of June 30, 2025, Aeries had more than 30 clients spanning across industry segments, including companies in the industries of e-commerce, telecom, security, healthcare, engineering and others.

Key Factors Affecting Performance and Comparability

Market Opportunity

The markets that we currently operate in are North America and Asia Pacific, but our primary focus is North America, especially the private equity ecosystem and the mid-market enterprises.

Companies are looking for vendors who not only have the experience and expertise in providing the right-sized solution in this age of ever shortening business cycles but also serve as a trusted partner with a transparent engagement model to handhold them through their digital transformation journey. Aeries’ model is designed to deliver this experience, expertise and transparent engagement approach to accelerate and enhance our clients’ business.

Private Markets

As private market investing evolves and the landscape of venture-backed and late-stage private growth companies transforms, our service offerings will adapt accordingly, aligning with the shifting dynamics of potential investors and portfolio companies seeking our expertise. While periods of macroeconomic growth in the United States, particularly in private equity markets, typically foster an upsurge in overall investment activity, any economic slowdowns, downturns, or volatility in the broader market and private equity landscape could potentially dampen this growth momentum.

Macro-economic headwinds

Our operational performance is influenced by prevailing economic conditions, including macroeconomic conditions, the overall inflationary climate, and business sentiment. During the three months ended June 30, 2025, there was persistent economic and geopolitical uncertainty in many markets around the world, including concerns over wage inflation, the potential of decelerating global economic growth, tariff war and increased volatility in foreign currency exchange rates. These factors have impacted and may continue to impact our business operations.

Customer Retention and Early Termination of Long-Term Contracts

Maintaining long-term customer relationships is important to our business, as a significant portion of our revenue is derived from these contracts. Although we have auto-renewal service agreements with clients, they may choose to terminate or not renew, in which case they must provide a notice period, typically ranging from 90 to 180 days, and pay a termination fee based on the commercial margin if termination occurs without cause. There is an increasing likelihood that clients may choose to terminate our service agreements after we have established and operated delivery centers for them, as it becomes more feasible and cost-efficient for them to take over. While the above-described contractual provisions provide some financial protection, the termination fee may not fully offset the long-term revenue loss, and replacing clients can be challenging due to the lengthy customer acquisition cycle. To mitigate this risk, we focus on maintaining strong relationships, expanding our customer base, diversifying service offerings, and delivering high-quality service to encourage renewals or alternative service arrangements when terminations occur. Our operational results and financial condition may still be negatively affected if multiple key customers terminate their agreements around the same time, as replacing this revenue can take time.

Income Taxes

We are incorporated in the Cayman Islands and have operations in India, Mexico, Singapore and the United States. Our effective tax rate has historically varied and will continue to vary from year to year based on the tax rate in the jurisdiction of our organization, the geographical sources of our earnings and the tax rates in those countries, the tax relief and incentives available to us, the financing and tax planning strategies employed by us, changes in tax laws or the interpretation thereof, and movements in our tax reserves, if any.

Currently, the Company is liable to pay income tax in India, Mexico, Singapore, and the United States. In India, the Company has chosen to pay taxes according to the newly introduced tax regime in 2019 while forgoing some exemptions and deductions. Consequently, the Company calculates its consolidated provision for income taxes based on the asset and liability method. This involves determining deferred tax assets and liabilities based on temporary differences between the consolidated financial statements and income tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the year in which these temporary differences are anticipated to be settled or recovered. If there is evidence that indicates some portion or all of the recorded deferred tax assets will not be realized in future periods, the deferred tax assets are recorded net of a valuation allowance. The Company evaluates uncertain tax positions to determine if they are likely to be sustained upon examination, and a liability is recorded when such uncertainties fail to meet the “more likely than not” threshold.

Financing Costs

We regularly evaluate our variable and fixed-rate debt obligations. We have historically used short and long-term debt to finance our working capital requirements, capital expenditures and other investments. As of June 30, 2025, the Company had a revolving credit facility with Kotak Mahindra Bank of INR 320,000 (or approximately $3,741 at the exchange rate in effect on June 30, 2025). The revolving facility is available for Aeries’ operational requirements The interest rate is equal to the 3-months Repo Rate plus a margin of 3.90% and 6-months Marginal Cost of Funds based Lending Rate (“MCLR”) plus a margin of 0.80% as of June 30, 2025 and March 31, 2025, respectively. Aeries is required to pay interest on the outstanding balance of the credit facility at this financing cost basis, calculated based on the actual number of days for which the funds are utilized. Any changes in the prevailing Repo rate and the interest rate charged by the bank will affect the financing cost basis and the overall cost of borrowing.

Aeries also has an outstanding unsecured loan from director of Aeries Technology Group Business Accelerators Pvt Ltd., Mr. Vaibhav Rao, amounting to $0.8 million at an interest rate of 12% per annum. The principal amount of the loan was outstanding in entirety as of and for the period ended June 30, 2025 and 2024, and year ended March 31, 2025.

On December 7, 2022, the Company entered into a vehicle loan, secured by the vehicle, for INR 11.5 million (or approximately $0.13 million at the exchange rate in effect on June 30, 2025) at 10.75% from Mercedes-Benz Financial Services India Pvt. Ltd. The Company is required to repay the loan in 48 monthly instalments beginning January 4, 2023.

On August 2, 2024, the Company entered into a vehicle loan, secured by the vehicle, for INR 8.2 million (or approximately $0.10 million at the exchange rate in effect on June 30, 2025) at 10.25% from Mercedes-Benz Financial Services India Pvt. Ltd. The Company is required to repay the loan in 48 monthly instalments beginning September 4, 2024.

Refer to the notes to our condensed consolidated financial statements titled “Short-term borrowings” and “Long-term debt” included elsewhere in this Quarterly Report on Form 10-Q for additional information on our indebtedness.

For information about the risks we face, see “Risk Factors.”

Results of Operations

Overview

The Company has one operating segment and presents and discusses revenues by customer location. The Company believes this disaggregation best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other economic factors.

The following table shows the disaggregation of the Company’s revenues by major customer location. Substantially all of the revenue in our North America region relates to business with customers in the United States.

	Three Months Ended June 30,
	2025	2024
North America	$13,401	$15,507
Asia Pacific and Other	1,929	1,160
Total revenue	$15,330	$16,667

Our revenues were primarily earned in U.S. dollars. Our costs were primarily incurred in Indian rupees, U.S. dollars and Mexican pesos. We bear a substantial portion of the risk of inflation and fluctuations in currency exchange rates, and therefore our operating results could be negatively affected by adverse changes in inflation rates and foreign currency exchange rates.

Comparison of the Three Months Ended June 30, 2025 and 2024

The following table presents selected financial data for the three months ended June 30, 2025, and 2024 (in thousands, except percentages):

	Three months Ended June 30,
	2025	2024	$ Change	% Change
Revenues, net	$15,330	$16,667	$(1,337)	(8)%
Cost of Revenue	11,552	12,657	(1,105)	(9)%
Gross Profit	$3,778	$4,010	$(232)	(6)%
Gross Profit Margin	24.6%	24.1%

Operating expenses
Selling, general & administrative expenses	2,958	20,430	(17,472)	(86)%
Total operating expenses	$2,958	$20,430	$(17,472)	(86)%
Income / (loss) from operations	$820	$(16,420)	$17,240	105%
Other income / (expense)
Change in fair value of derivative liabilities	23	757	(734)	(97)%
Change in fair value of forward purchase agreement put option liability	1,255	(696)	1,951	280%
Interest income	72	79	(7)	(9)%
Interest expense	(170)	(147)	(23)	16%
Other income, net	7	19	(12)	(63)%
Total other income / (expense), net	1,187	12	1,175	9,792%
Income / (loss) before income taxes	2,007	(16,408)	18,415	112%
Income tax (expenses) / benefit	(331)	1,091	(1,422)	(130)%
Net income / (loss)	$1,676	$(15,317)	$16,993	111%
Less: Net income/ (loss) attributable noncontrolling interest	62	(506)	568	112%
Less: Net income / (loss) attributable to redeemable noncontrolling interests	102	10	92	920%
Net income / (loss) attributable to the shareholders of Aeries Technology, Inc.	$1,512	$(14,821)	$16,333	110%

Revenue, net

For the three months ended June 30, 2025, our revenue on a consolidated basis decreased by $1.34 million or 8%, to $15.33 million from $16.67 million for the three months ended June 30, 2024. We experienced revenue reduction of $4.26 million due to the ramp-down in our existing client engagements and the completion and closure of certain consulting projects which was offset by a $2.92 million primarily due to the addition of new clients and increase in business from existing clients.

Cost of Revenue

For the three months ended June 30, 2025, our cost of revenue decreased by $1.11 million or 9%, to $11.55 million from $12.66 million for the three months ended June 30, 2024. The primary drivers for the reduction included a $1.09 million decrease in employee compensation and benefits, and $0.24 million decrease in depreciation and fees paid to external consultants. These costs reductions were offset by a $0.22 million increase on account of rent and administrative cost.

Gross Profit

For the three months ended June 30, 2025, our gross profit decreased by $0.23 million or 6%, compared to the three months ended June 30, 2024. The lower gross profit was primarily due to decline in revenue of $1.34 million, offset by a decrease of $1.11 million in cost of revenue mainly due to the decrease in employee compensation costs offset by increase on account of rent and administrative cost.

Gross Profit Margin

For the three months ended June 30, 2025, our gross profit margin increased by 50 basis points compared to the three months ended June 30, 2025. The marginal increase in Gross Profit Margin was primarily attributed to higher reduction in cost of revenue driven by reduction in employee compensation costs, in proportion to the decrease in revenue

Selling, general and administrative expenses

Selling, general, and administrative expenses decreased by $17.47 million, or 86%, to $2.96 million for the three months ended June 30, 2025, compared to $20.43 million for the same period in 2024. This significant decrease was primarily driven by a $12.75 million reduction in stock-based compensation expenses, a $0.96 million decrease in employee benefit costs, and a $1.00 million decline in expected credit loss provisioning during the current period. These savings were partially offset by a $2.76 million increase in professional and other administrative expenses.

Total Other Income (expense), net

Total other income/ (expense), net was $1.18 million for the three months ended June 3, 2025 compared to $0.01 million for the three months ended June 30, 2024, a $1.17 million and 9792% change primarily due to a change in the fair value of the forward purchase agreement put option liability.

Income tax expenses / (benefit)

The income tax expense for the three months ended June 30, 2025 was $0.33 million, representing a decline of $1.42 million or 130% compared to the income tax benefit of $1.09 million for the three months ended June 30, 2024. For the three months ended June 30, 2024, the effective tax rate was favorably impacted by a significant increase in the recognition of deferred tax benefits related to losses in certain subsidiaries operating in jurisdictions with lower tax rates. This resulted in a lower effective tax rate compared to the three months ended June 30, 2025, during which such benefits were not recognized to the same extent.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency as to how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. We have detailed the non-GAAP adjustments that we make in our non-GAAP definitions below. The adjustments generally fall within the categories of non-cash items, other than costs related to the Business Combination and M&A transaction related costs, which represent non-recurring legal, professional, personnel and other fees and expenses incurred in connection with potential mergers and acquisitions related activities. We believe the non-GAAP measures presented herein should always be considered along with, and not as a substitute for or superior to, the related US GAAP financial measures. We have provided the reconciliations between the US GAAP and non-GAAP financial measures below, and we also discuss our underlying US GAAP results throughout the Management’s Discussion and Analysis of Financial Condition and Results of Operations section. The non-GAAP financial measures we present may differ from similarly captioned measures presented by other companies. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as net income from operations before interest, income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, Business Combination-related costs, and changes in fair value of derivative liabilities. Adjusted EBITDA is a key performance indicator that we use to evaluate our operating performance and in making financial, operating, and planning decisions.

We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue for the reporting period.

We believe these non-GAAP measures provide useful insight to investors by offering a clearer view of Aeries’ operating performance. This information has been used by our management for internal reporting and planning procedures, including aspects of our consolidated operating budget and capital expenditure planning.

The following table provides a reconciliation from net income / (loss) (US GAAP measure) to Adjusted EBITDA, and Adjusted EBITDA margin for the period ended June 30, 2025, and 2024 (in thousands):

	Three Months Ended June 30,
	2025	2024
Net income / (loss)	$1,676	$(15,317)
Income tax expense / (benefit)	331	(1,091)
Interest income	(72)	(79)
Interest expense	170	147
Depreciation and amortization	205	374
EBITDA	$2,310	$(15,966)
Adjustments
(+) Stock-based compensation	-	12,746
(+) Business Combination and M&A transaction related costs	-	3,682
(-) Change in fair value of derivative liabilities and FPA put option liabilities	(1,278)	(61)
Adjusted EBITDA	$1,032	$401
Revenue	15,330	16,667
Adjusted EBITDA margin [Adjusted EBITDA / Revenue]	6.7%	2.4%

Some of the limitations of Adjusted EBITDA and Adjusted EBITDA margin include: each of these measures does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments or foreign exchange gain/loss; (ii) changes in, or cash requirements for, working capital; (iii) significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt; (iv) payments made or future requirements for income taxes; (v) cash requirements for future replacement or payment in depreciated or amortized assets; (vi) stock based compensation costs, (vii) Business Combination and M&A transaction related costs, which represent non-recurring legal, professional, personnel and other fees and expenses incurred in connection with potential mergers and acquisitions related activities for the period ended June 30, 2025, and Business Combination related costs for the year ended related June 30, 2024, and (viii) change in fair value of derivative liabilities and FPA put option liabilities.

Liquidity and Capital Resources

The accompanying condensed consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. However, certain conditions as listed below raise substantial doubt about the Company’s ability to continue as a going concern for this period:

●

As of June 30, 2025, the Company had a working capital deficit of $10.62 million, primarily due to current liabilities related to the FPAs of $3.78 million (as defined below), short term borrowings of $5.40 million and remaining due to other current liabilities such as accrued compensation benefits and other accruals.

These FPAs were liquidity arrangements entered into as part of the Business Combination consummated as of November 6, 2023. Under these liquidity arrangements, certain investors agreed not to redeem their holdings in WWAC in exchange for the Company entering into the FPAs. As of the date of this Form 10-Q report, the remaining balance owed to the FPA holders is approximately $3.78 million. The maturity consideration may be settled either in cash or equity at the option of the FPA holders. We do not have sufficient cash from operations or cash reserves to pay the maturity consideration in cash. Paying the maturity consideration in cash would reduce the amount of cash on hand or available debt capacity to fund our operations, which could adversely affect our ability to make necessary investments, and, therefore, could affect our results of operations.

●	Additionally, during the period ended June 30, 2025, there is a heightened risk of non-collection, leading the Company to also to record an allowance for doubtful accounts of approximately $3.60 million, compared to $3.57 million as on March 31, 2025.

Our working capital needs are primarily to finance our payroll and other administrative and information technology expenses in advance of the receipt of accounts receivable, as well as increased expenses due to being a public reporting company. Our primary capital requirements include expanding existing operations to support our growth, financing acquisitions and enhancing capabilities, including building certain digital solutions.

The Company has historically financed its operations and expansions primarily with cash generated from operations and the revolving credit facility from Kotak Mahindra Bank. As of June 30, 2025, the Company had a balance of $2.14 million in cash and cash equivalents and also generated overall positive cash flows for the period ended June 30, 2025. Management expects to have sufficient cash from the operations, cash reserves and debt capacity for the next 12 months and for the foreseeable future to finance our operations, growth, expansion plans. However, this expectation assumes that the FPA liabilities will not require immediate cash settlement. If an immediate cash settlement is required for the remaining FPA liabilities, the Company may lack the necessary financial resources to sustain operations during this period.

The Company has undertaken or completed the following actions to improve its available cash balances, liquidity, and cash generated from operations:

●	Targeted cost cutting measures have been instituted, focusing on non-core expenses including those related to inorganic growth strategy, such as reductions in the use of outside vendors and professional services, as well as selective headcount and salary reductions, which are designed to improve our cash flow position without impacting core business operations.

Management’s plans to address these challenges include (i) raising additional funds through existing or new credit facilities, (ii) raising equity or equity-linked capital, (iii) restructuring current liabilities into equity or long-term obligations, and (iv) further reducing non-core expenses with a renewed focus on organic growth in the core geography we historically operate in, which is North America. There is no guarantee that these measures will be successful or that additional funding will be available on acceptable terms. Any future equity financing could significantly dilute existing shareholders’ ownership. Moreover, we have generated positive operating cashflow of $1.37 million for this quarter and our future profitability depends on our ability to generate revenue in excess of our expenses, including costs relating to the maintenance of our business and debt service requirements. The Company is hopeful of accomplishing its objectives through these measures in the anticipated time frame and also expects that the funds available through the above-mentioned arrangements will be sufficient to alleviate the doubts about the Company’s ability to continue as a going concern. However, there is no guarantee of the success of these efforts.

Cash Flow for the Three Months ended June 30, 2025 and 2024

The following table presents net cash provided by operating activities, investing activities and financing activities for the three months ended June 30, 2025, and 2024 (in thousands):

	Three Months Ended June 30,
	2025	2024	$ Change
Cash at the beginning of period	$2,764	$2,084	$680
Net cash provided by / (used in) operating activities	1,369	(1,720)	3,089
Net cash used in investing activities	(868)	(608)	(260)
Net cash (used in) / provided by financing activities	(1,148)	4,385	(5,533)
Effects of exchange rates on cash	20	56	(36)
Cash at the end of period	$2,137	$4,197	$(2,060)

Analysis of Cash Flow Changes between the three months ended June 30, 2025 and 2024

Operating Activities – There is a $3.09 million increase in net cash from operating activities for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024. The overall increase is primarily attributable to an increase in net profitability and better working capital management by $17.05 million. This increase was offset by adjustments related to change in fair value of derivative warrant liabilities, FPA put option liability, stock-based compensation expense, sundry balances written off, provision for expected credit loss by $13.96 million.

Investing Activities - Net cash used in investing activities during the three months ended June 30, 2025 was $0.87 million, of which $0.26 million was used for the purchase of property and equipment and $0.61 million was used for fixed deposit with banks.

Net cash used in investing activities during the three months ended June 30, 2024 was $0.60 million, of which $0.37 million was used for the purchase of property and equipment and $0.27 million was used for the issuance of loans to affiliates, offset by $0.04 million generated from loan repayments received from affiliates.

Financing Activities - Net cash used in financing activities during the three months ended June 30, 2025 was $1.15 million, primarily from net repayment of short-term borrowings of $1.11 million.

Net cash generated by financing activities during the three months ended June 30, 2024 was $4.38 million, primarily from proceeds of the PIPE transaction of $4.67 million, and proceeds from long-term debt of $0.24 million; offset by the repayment of short-term debt of $0.20 million, payment of insurance financing liability of $0.22 million and payment of finance lease obligation of $0.12 million.

Off-balance Sheet Arrangements

As of June 30, 2025 and currently, we do not have any material off-balance sheet arrangements, other than as disclosed in “Commitments and Contingencies” in the notes to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

New Accounting Pronouncements

See “Summary of Significant Accounting Policies”, in the notes to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

Application of Significant Accounting Policies and Estimates

General

The following is a summary of the basis of preparation and significant accounting policies which have been applied in the preparation of the accompanying condensed consolidated financial statements. The accounting policies have been applied consistently in preparation of these condensed consolidated financial statements. A full description of significant accounting policies is provided in our consolidated financial statements for the fiscal years ended March 31, 2025 and 2024.

Critical Accounting Policies and Management Estimates

Our discussion and analysis of financial condition and results of operations are based upon our condensed consolidated financial statements included elsewhere in this Quarterly Report. The preparation of our condensed consolidated financial statements in accordance with US GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Our critical accounting policies are those that materially affect our condensed consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our condensed consolidated financial statements. We believe the current assumptions, judgments and estimates used to determine amounts reflected in our condensed consolidated financial statements are appropriate; however, actual results may differ under different conditions. This discussion and analysis should be read in conjunction with our condensed consolidated financial statements and related notes included in this document. Refer to “Critical Accounting Policies and Estimates” contained in Part II, Item 7 of our annual report on Form 10-K for the year ended March 31, 2025 (the “2025 Form 10-K”) for a complete discussion of our critical accounting estimates. There have been no material changes to the Company’s critical accounting estimates since the date of the filing of the 2025 Form 10-K.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide this information.

ITEM 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, as of the end of the fiscal quarter ended June 30, 2025. Based on this evaluation, our Chief Executive Officer has concluded that, as of June 30, 2025, our disclosure controls and procedures were not effective due to the material weaknesses in our internal control over financial reporting described below.

Material Weaknesses in Internal Control Over Financial Reporting

On December 11, 2023, the Company concluded that it should restate certain of its previously issued carve-out consolidated financial statements of AARK and subsidiaries to correct the misreporting of basic and diluted earnings per share and number of issued and paid-up common stock, resulting from one of the material weaknesses described below.

In connection with this restatement, our management identified material weaknesses in internal control over financial reporting that are primarily attributable to improper segregation of duties, inadequate processes for timely recording of significant events and material transactions, and inadequate design and implementation of information and communication policies, procedures, and monitoring activities.

Remediation Plan

In light of these facts, our management, including our Chief Executive Officer and Chief Financial Officer, is in the process of implementing processes and controls and other post-closing procedures and has concluded that, notwithstanding the material weaknesses in our internal control over financial reporting described above, the condensed consolidated financial statements for the periods covered by and included in this Quarterly Report on Form 10-Q fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with US GAAP.

To address our material weaknesses, we are improving our processes of reviewing financial statements, increasing our communication with third-party service providers and implementing additional procedures to ensure that the review of the Company’s financial statements is supported by sufficient documentation to determine accuracy. We will not be able to fully remediate these material weaknesses until these steps have been completed and the controls have been operating effectively for a sufficient period of time.

Inherent Limitations on Effectiveness of Controls

While management is working to remediate the material weaknesses, there is no assurance that these remediation efforts, when economically feasible and sustainable, will successfully remediate the identified material weaknesses. If we are unable to establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us and the value of our Class A ordinary shares could be materially and adversely affected and the Company could be subject to sanctions or investigations by the SEC or other regulatory authorities. Effective process and controls over financial reporting are necessary for us to provide reliable and timely financial reports and are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. For as long as we are a “smaller reporting company” under the U.S. securities laws, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of internal control over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Moreover, we do not expect that process and controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. The failure of our control systems to prevent error or fraud could materially adversely impact us.

Changes in Internal Control Over Financial Reporting

In light of the material weaknesses described above, we are taking the actions described above to remediate such material weaknesses. Except as described above, there was not any change in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

From time to time, we may be involved in various proceedings and litigation, claims and other legal matters arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, nonmonetary sanctions, or relief. Management is not currently aware of any material pending legal proceedings, except for ordinary routine litigation incidental to the business, in which we or any of our subsidiaries are involved, or where our property is subject to such proceedings.

ITEM 1A. RISK FACTORS.

Summary Risk Factors

A description of the risk factors associated with our business is contained in the “Risk Factors” section of the 2025 Form 10-K. There have been no material changes to our Risk Factors as therein previously reported, except as noted below:

We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern, including obligations under the FPAs and the termination of a significant customer contract.

In connection with the Company’s assessment of going concern considerations, management has identified conditions that raise substantial doubt about the Company’s ability to continue as a going concern. As of June 30, 2025, the Company had a cash balance of $2.14 million with a net operating cash inflow of $1.37 million for the three months ended June 30, 2025. The Company reported a net profit of $1.68 million for this period.

As of June 30, 2025, the Company had a working capital deficit of $10.62 million, primarily due to current liabilities related to the FPAs of $3.78 million (as defined below), short term borrowings of $5.40 million and remaining due to other current liabilities such as accrued compensation benefits and other accruals.

These FPAs were liquidity arrangements entered into as part of the Business Combination consummated as of November 6, 2023. Under these liquidity arrangements, certain investors agreed not to redeem their holdings in WWAC in exchange for the Company entering into the FPAs. As of the date of this Form 10-Q report, the remaining balance owed to the FPA holders is approximately $3.78 million. The maturity consideration may be settled either in cash or equity at the option of the FPA holders. We do not have sufficient cash from operations or cash reserves to pay the maturity consideration in cash. Paying the maturity consideration in cash would reduce the amount of cash on hand or available debt capacity to fund our operations, which could adversely affect our ability to make necessary investments, and, therefore, could affect our results of operations.

Management’s plans to address these challenges include (i) raising additional funds through existing or new credit facilities, (ii) raising equity or equity-linked capital, (iii) restructuring current liabilities into equity or long-term obligations, and (iv) further reducing non-core expenses with a renewed focus on organic growth in the core geography we historically operate in, which is North America. There is no guarantee that these measures will be successful or that additional funding will be available on acceptable terms. Any future equity financing could significantly dilute existing shareholders’ ownership. Our future profitability depends on our ability to generate revenue in excess of our expenses, including costs relating to the maintenance of our business and debt service requirements. The Company is hopeful of accomplishing its objectives through these measures in the anticipated time frame and also expects that the funds available through the above-mentioned arrangements will be sufficient to alleviate the doubts about the Company’s ability to continue as a going concern. However, there is no guarantee of the success of these efforts.

If we are unable to continue as a going concern, we may be forced to liquidate our assets, potentially at less than their carrying value, which could result in a substantial or complete loss of investor capital. Future SEC filings may also contain statements expressing doubt about our ability to continue as a going concern, which could deter investors or other financing sources from providing funding on favorable terms, if at all.

We may be required to make a cash payment of approximately $3.78 million or issue certain additional Class A ordinary shares to the investors with whom we entered into Forward Purchase Agreements in connection with the closing of the Business Combination, which would reduce the amount of cash available to us to fund our operations or dilute the percentage ownership held by the investors

 On and around November 3, 2023 and November 5, 2023, we entered into Forward Purchase Agreements (the “Forward Purchase Agreements” or “FPA”) with certain investors (the “FPA holders”), pursuant to which we agreed to make a cash payment in respect of up to approximately 4 million Class A ordinary shares then held by the FPA holders (subject to certain conditions set forth in the Forward Purchase Agreements) (the “FPA Shares”), at the end of the contract period of one year (the “Maturity Date”). Pursuant to the terms of the Forward Purchase Agreements, each FPA holder further agreed not to redeem any of our Class A ordinary shares owned by it at such time.

We are required to make a cash payment of $2.00 per FPA Share, or issue additional Class A ordinary shares to such FPA holders at a price of $2.50 per share, for each FPA share held by the FPA holders who continued to hold their FPA Shares at the Maturity Date. If we are required to satisfy our obligations under the FPA with cash payments to the FPA holders, the amount of cash on hand to fund our operations would be reduced accordingly, which could adversely affect our ability to make necessary investments, and, therefore, could affect our results of operations. If we are required to issue additional Class A ordinary shares in respect of the FPA Shares, the ownership percentage held by our current shareholders will be diluted.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Not Applicable

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

Not Applicable

ITEM 4. MINE SAFETY DISCLOSURES.

Not Applicable

ITEM 5. OTHER INFORMATION.

During the quarter ended June 30, 2025, none of our directors or officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, or the Exchange Act) adopted, modified or terminated a Rule 10b5-1 trading arrangement or a non-Rule 10b5-1 trading arrangement (as such terms are defined under Item 408 of Regulation S-K).

We inadvertently omitted the disclosure of a Rule 10b5-1 trading arrangement adopted by Daniel Webb, our Chief Financial Officer, on March 14, 2025, in Item 5 of Part II in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025. The details of this plan are set forth below.

Name	Title	Action	Date Adopted	Expiration Date	Aggregate # of Securities to be Sold
Daniel Webb(1)	Chief Financial Officer	Adoption	March 14, 2025	March 14, 2027	523,776

(1)	Daniel Webb, our Chief Financial Officer, entered into a pre-arranged share trading plan pursuant to Rule 10b5-1 on March 14, 2025. The plan provides for the potential sale of up to 523,776 Class A ordinary shares, subject to adjustment for share splits or other similar changes in our capitalization that may occur prior to the execution of the trades. The plan expires on March 14, 2027, or upon the earlier completion of all authorized transactions under the plan.

ITEM 6. EXHIBITS

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report on Form 10-Q.

Exhibit		Incorporation by Reference
Number	Exhibit Title	Form	File No.	Exhibit	Filing Date
3.1	Second Amended & Restated Memorandum and Articles of Association of Aeries Technology, Inc..	8-K	001-40920	3.1	4/2/2025
31.1	Certification of Principal Executive Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith
31.2	Certification of Principal Financial Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith
32.1*	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	Furnished herewith
32.2*	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	Furnished herewith
101.INS	XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.	Filed herewith
101.SCH	Inline XBRL Taxonomy Extension Schema Document.	Filed herewith
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.	Filed herewith
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.	Filed herewith
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.	Filed herewith
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.	Filed herewith
104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101).	Filed herewith

*	The certifications furnished in Exhibits 32.1 and 32.2 hereto are deemed to accompany this Quarterly Report on Form 10-Q and are not deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, irrespective of any general incorporation language contained in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AERIES TECHNOLOGY, INC.

Date: August 14, 2025	By:	/s/ Bhisham (Ajay) Khare
	Name:	Bhisham (Ajay) Khare
	Title:	Chief Executive Officer (Principal Executive Officer)

Date: August 14, 2025	By:	/s/ Daniel S. Webb
	Name:	Daniel S. Webb
	Title:	Chief Financial Officer (Principal Financial Officer)

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER PURSUANT TO RULE 13a-14(a) OR 15d-14(a) UNDER THE SECURITIES
EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bhisham (Ajay) Khare, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Aeries Technology, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2025

By:	/s/ Bhisham (Ajay) Khare
Bhisham (Ajay) Khare
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER PURSUANT TO RULE 13a-14(a) OR 15d-14(a) UNDER THE SECURITIES

EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Daniel S. Webb, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Aeries Technology, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2025

By:	/s/ Daniel S. Webb
Daniel S. Webb
Chief Financial Officer (Principal Financial Officer)

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Aeries Technology, Inc. (the “Company”) on Form 10-Q for the quarter ended June 30, 2025, as filed with the Securities and Exchange Commission (the “Report”), I, Bhisham (Ajay) Khare, Chief Executive Officer of the Company, certify pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	To my knowledge, the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

Date: August 14, 2025

By:	/s/ Bhisham (Ajay) Khare
Bhisham (Ajay) Khare
Chief Executive Officer (Principal Executive Officer)

*	The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Report or as a separate disclosure document.

Exhibit 32.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Aeries Technology, Inc. (the “Company”) on Form 10-Q for the quarter ended June 30, 2025, as filed with the Securities and Exchange Commission (the “Report”), I, Daniel S. Webb, Chief Financial Officer of the Company, certify pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	To my knowledge, the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

Date: August 14, 2025

By:	/s/ Daniel S. Webb
Daniel S. Webb
Chief Financial Officer (Principal Financial Officer)

*	The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Report or as a separate disclosure document.